Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Municipal Income Fund, Inc.-Insured National
Portfolio

A Special Meeting of the Stockholders of the AllianceBernstein Municipal Income Fund, Inc. Insured National Portfolio (the Portfolio) was held on November 15, 2005, December 6, 2005, December 19, 2005 and December 21, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Portfolios fundamental investment objective as non-fundamental with changes to the Portfolio?s investment objective, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. At the December 21, 2005 Meeting, with respect to the second item of business, the amendment and restatement of the Portfolio?s Charter, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Portfolios proxy statement):

			Voted For	Withheld Authority

1. To elect eight
Directors of the
Portfolio, each
such Director to
hold office until
his or her
successoris duly
elected and qualified.

Ruth Block		118,644,255	4,286,322
David H. Dievler	118,695,836	4,234,741
John H. Dobkin		118,889,769 	4,040,807
Michael J. Downey	118,872,732	4,057,845
William H. Foulk,Jr.	118,786,439	4,144,137
D. James Guzy		118,270,202	4,660,374
Marc O.Mayer		118,800,780	4,129,797
Marshall C. Turner, Jr. 118,806,850	4,123,727


			Voted For	Voted Against	Abstained
2. The amendment and
restatement of the
Portfolios Charter.	97,606,855	3,619,023	7,488,218



	Voted For	Voted Against  Abstained 	Broker Non-Votes

3. To amend,
eliminate,
or reclassify as
non-fundamental, the
fundamental investment
restrictions regarding:

3.A.Diversification
	7,644,018	273,177		261,444		2,168,999

3.B.Issuing
Senior Securities
 and Borrowing Money
	7,668,092	297,720		212,827		2,168,999

3.C.Underwriting
Securities
	7,685,909	282,535		210,194		2,168,999

3.D.Concentration
of Investments
	7,685,925	281,579		211,134		2,168,999

3.E.Real Estate
and Companies
That Deal In
Real Estate
	7,674,550	296,035		208,053		2,168,999

3.F.Commodity
Contracts and
Futures Contracts
	7,655,626	320,133		202,879		2,168,999

3.G. Loans
	7,652,759	320,742		205,139		2,168,999

3.H.Joint
Securities
Trading
Accounts
	7,693,804	280,077		204,758		2,168,999

3.L.Purchase
of Securities
on Margin
	7,627,579	345,499		205,561		2,168,999

3.M.Short Sales
	7,657,068	315,089		206,482		2,168,999

3.N.Pledging,
Hypothecating,
Mortgaging, or Otherwise
Encumbering Assets

	7,613,099	348,937		216,602		2,168,999

3.S.65% Investment Limitation

	7,684,755	277,539		216,345		2,168,999

4.B.The
reclassification
of the Portfolios
fundamental
investment objective
as non-fundamental
with changes to
the Portfolios investment
objective.

	7,349,198	294,947		534,494		2,168,999